Exhibit 10.23
August 8, 2023 (Revised August 31, 2023)
By Hand Delivery
Michael Grasher
9020 March View Court
Ponte Vedra Beach, FL 32082

Re:	Confidential Separation Agreement and General Release
Dear Mike:
This Confidential Separation Agreement and General Release (the “Agreement”) entered into by and between Michael Grasher (“you” or “your”) and The Fortegra Group, Inc. confirms the arrangements we have discussed concerning your separation from The Fortegra Group, Inc., which will be referred to in this Agreement, along with all of its parents, subsidiaries, affiliates, predecessors, successors, assigns, agents, and representatives, including without limitation Fortegra Financial Corporation and LOTS Intermediate Co., as the “Company.” It constitutes both parties’ entire understanding regarding the terms of your separation.
1.Transition Period and Separation of Employment. The Company provided you with a written notice of termination without cause on August 8, 2023. Both parties agree that you will remain employed with the Company through the earlier of (1) the date when you begin other employment as an employee or (2) March 31, 2024 (the last day of which shall be referred to as the “Separation Date”). The period of time from August 9, 2023 until the Separation Date shall be referred to as the “Transition Period.” During the Transition Period, you will be assigned work on certain strategic projects of the Company, including without limitation the following: (1) the SBAC credit facility; (2) subsidiary boards; (3) the Ensurety workout; (4) FEIC – UK insurer; (5) FEIC – Belgium; (6) FEIC – Malta; and (7) such other assignments as may be given to you by the Company’s CEO. Some of your work assignments during the Transition Period may require business travel, including international travel, and you agree to engage in such travel as required by the duties of the job. The Company does not plan to assign you to perform full-time work during the Transition Period, as it intends to permit you to devote significant time and attention to conducting a job search.

2.Compensation and Benefits. In consideration of and in exchange for your executing and not revoking this Agreement and the Supplemental Release Agreement attached hereto as Exhibit A and abiding by their terms, the Company will provide you with the compensation and benefits described below.
a.Until the Separation Date, the Company will continue to pay you at a regular base salary level of $400,000 annually, or $16,666.67 per semi-monthly pay period, along with a car allowance amount of $1,000 per month, both of which are subject to withholding of all applicable taxes and will be paid incrementally on normal payroll dates in accordance with the Company’s payroll practices for the payment of base salary to executives. You will be expected to use any accrued but unused PTO before the Separation Date.
b.For fifty-two (52) weeks following the Separation Date (the “Severance Period”), the Company will pay you severance pay in the form of salary continuation payments in the amount of $16,666.67 per semi-monthly pay period, less standard tax and payroll deductions, on the Company’s normal payroll dates in accordance with the Company’s payroll practices for the payment of base salary to executives, for a total severance pay amount of $400,000.
c.You will be eligible to receive a bonus payment under the Company’s bonus plan for calendar year 2023 based on the Company’s performance in 2023 on the same basis (including consideration of personal performance as well as Company performance, consistent with past practice) as any other employee at your level. Any bonus for calendar year 2023 will be paid to you on the date when it is paid to other employees at your level and will be paid via direct deposit into a bank account you designate. If your Separation Date occurs before December 31, 2023, then any bonus you would otherwise have received will be prorated to reflect the portion of the year during which you were employed based on a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during calendar year 2023 on which you were employed by the Company. You will not be eligible for any bonus for calendar year 2024.
d.You agree that you do not have any outstanding awards under the LOTS Intermediate Co. Restricted Stock Unit Program (the “Program”). The shares of LOTS Intermediate Co. that you previously received under the Program were exchanged for shares of The Fortegra Group, Inc. These vested shares, totaling 330,200 shares may, in Company’s discretion, be repurchased by the Company pursuant to the Contribution and Exchange Agreement dated June 21, 2022 (the “Contribution Agreement”) and you will receive separate information regarding such repurchase. You will remain bound by, and these vested shares will otherwise be governed by, the Contribution Agreement and the Stockholders Agreement dated as of June 21, 2022, including with respect to your ability to sell your shares in association with any public offering. You agree to execute any paperwork that is necessary in connection with such repurchase or any public offering. You agree that the stock option granted to you on May 1, 2023 under the Company’s 2022 Equity Incentive Plan (the “Option”) is entirely nonvested on the date hereof and will be administered in accordance with its terms with respect to your employment termination. For greater certainty, with respect to the Option, the Transition Period will be considered “continued Employment” for purposes of determining vesting activity under the Option. As of your Separation Date, your employment (as defined in the Option or otherwise) will terminate. You further agree that other than the Option, you have no outstanding awards under the Company’s 2022 Equity Incentive Plan or other long-term incentive plan of the Company (collectively, the “LTIP”), and that you shall not be entitled to any future grants under the LTIP.
e.Following the Separation Date, you will be eligible to participate in the Company’s Medical Reimbursement Program and to continue your group health insurance coverage for yourself and any eligible dependents while you are eligible for and receiving severance payments. You will be responsible for payment of your portion of all applicable premiums, which will be payroll deducted from your severance payments. After the date your severance payments cease, you will be eligible to continue your group health insurance coverage for yourself and any eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Information concerning the monthly premiums and the process for electing COBRA will be provided via separate letter to you. You agree to notify the head of Human Resources at the Company within ten (10) days if you obtain health insurance from another source at any time following the Separation Date or during the period of COBRA continuation coverage. You agree that your health insurance eligibility as an employee will end at the end of the month in which you qualify for health insurance from another source. Your COBRA continuation eligibility will end in accordance with COBRA.
f.Except as provided in this Agreement, all other employee benefits will cease as provided under the terms of each applicable plan based on the date of your employment termination. You will not be eligible to accrue vacation or participate in or receive any other non-vested employment benefits after the Separation Date other than as specifically set forth above. Except as provided in this Agreement, no further amounts shall be due or owed to you from the Company for or in any way relating to or connected with your employment with the Company. However, except as set out in Sections 1 and 2, nothing in this Agreement alters any vested rights you may have in any Company benefit plan.
3.Return of Property. You agree that you will not retain or destroy, and will return to the Company on the Separation Date, all Company property in your possession or control including, but not limited to, all keys, access cards, credit cards, parking permits, computers, cell phones, tablet devices, and other personal items or equipment provided to you by the Company for use during your employment, together with all written or recorded (whether electronically or otherwise) materials, documents, computer discs, customer lists, plans, records, notes, files, drawings or papers, and any copies thereof, relating to the affairs of the Company. In the event you have saved to a personally-owned device any Company data, including emails and any work product you produced in the course of your employment, you agree that you will copy or permit the Company to copy all such data to a Company-owned device and thereafter erase it permanently from your personally-owned device. You further agree to return immediately any such items you may hereafter discover in your possession.

4.Non-disparagement. You agree that you will not make any oral or written statement or take any other action that disparages or criticizes the Company, its employees, or its management practices, that damages or could damage the Company’s good reputation, or that impairs its normal operations. You understand that this non-disparagement provision does not apply on occasions when you are subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully; to conduct otherwise protected by the Sarbanes-Oxley Act; or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. You also understand that the foregoing non-disparagement provision does not apply on occasions when you provide truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this non-disparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate you with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law. In addition, nothing in this provision is intended to require you to provide notice to the Company or its attorneys before reporting any possible violations of federal law or regulation to any governmental agency or entity (“Whistleblower Disclosures”), and you are not required to notify the Company or its attorneys that you have made any such Whistleblower Disclosures. You understand that the foregoing does not apply to discussions and information you provide to your attorney, immediate family members, or financial advisors, all of whom you agree to instruct to keep your discussions and information confidential and or to make disclosures only as required by law.
5.Cooperation. Following the Separation Date, you agree to be reasonably available to respond to reasonable future inquiries or requests for assistance from the Company related to matters arising during your employment with the Company. This cooperation requirement, includes, for instance, your transitioning your role as a check signer and wire payment authorizer to other employee(s) of the Company upon request by the Company at an appropriate time. This cooperation requirement also includes, without limitation, providing support for the Company’s ongoing legal matters on an as-needed basis. Additionally, you agree that after your Separation Date, you will reasonably cooperate with the Company regarding any pending or subsequently-filed litigation, arbitration, proceeding, charge, claim, or other disputed item involving the Company or any of its parent companies, subsidiaries, and affiliates, or their respective present and former shareholders, directors, officers, trustees, employees, owners, representatives, agents, and attorneys, that relates to any matter that is alleged to have occurred, in whole or in part, during the time when you were employed by the Company or a predecessor company. Without limiting the foregoing, you agree (i) to meet with the Company’s representatives, its counsel, or other designees at mutually-convenient times and places with respect to any items within the scope of this paragraph, to prepare in advance for such meetings, and to provide them with reasonably complete and truthful information; (ii) to provide testimony that is truthful to the best of your recollection in any deposition or to any court, arbitrator, agency, or other adjudicatory body, in person if the Company requests; and (iii) to notify the Company within two (2) business days if you are contacted by any adverse party or by any representative of an adverse party to discuss any pending or contemplated legal action against the Company or any of its parent companies, subsidiaries, or affiliates, or their respective present and former shareholders, directors, officers, trustees, employees, owners, representatives, agents, or attorneys. The Company will reimburse you, following all standard protocols, for out-of-pocket expenses when your support results in your incurring travel expenses or costs or loss of wages/vacation. You further agree that you will not communicate in any fashion with any party, including any representative thereof or legal counsel therefor, that is engaged in or considering such legal action, unless such communication concerns matters unrelated to such legal action. In the event that you should receive any request for deposition, subpoena, court order, administrative order, or other document that appears to constitute compulsory legal process addressed to you and concerning the Company, predecessor companies, or their respective parent companies, subsidiaries, affiliates, present or former shareholders, directors, officers, trustees, employees, owners, representatives, agents, or attorneys, you agree to provide notice thereof to the Company within two (2) business days of your receipt thereof by completing delivery of a copy to John Short at the Company.
6.Confidential Information. The parties agree that the certain provisions of the Executive Employment and Non-Competition Agreement (“Employment Agreement”)
that you signed on or about October 26, 2015, including without limitation Section 8 on Proprietary Information and Inventions in the Field, remains in full effect. You agree that you will not copy, remove, or in any way use, disclose, or give to others any of the Company’s confidential information or trade secrets and will take reasonable measures to protect the Company’s confidential information. Notwithstanding the foregoing, notice is hereby provided that, in accordance with the Defend Trade Secrets Act of 2016, you are immune from liability and shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (as that term is defined in the Defend Trade Secrets Act of 2016) that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney if such disclosure (a) is made solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
7.Breach and Enforcement. You understand and agree that any material breach of the confidentiality provisions in the Employment Agreement and in this Agreement may cause the Company great and irreparable harm and that it would be difficult or impossible to establish the full monetary value of such damage. Consequently, you agree that under such circumstances the Company may pursue equitable remedies as set forth in such agreement.
8.Affirmations. You acknowledge and agree that the Company has paid you for any and all hours worked, including minimum wage, overtime, commissions, bonuses, and any and all other forms of remuneration. You represent, warrant, and acknowledge that the Company owes you no wages, overtime, commissions, bonuses, special bonuses, sick pay, personal leave pay, severance pay, vacation pay, or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in Section 2 of this Agreement. You agree that you will submit all expense reports for reasonable and necessary business expenses you have incurred on behalf of the Company promptly after such expenses are incurred, and in no event by later than the Separation Date, and the Company agrees to reimburse you for all such expenses. You also affirm that you have no known workplace injuries or occupational diseases.
9.Effect of This Agreement on Certain Other Agreements. The amounts payable under this Agreement are in full satisfaction of all amounts owed to you under the Employment Agreement, but nothing in this Agreement is intended to or does terminate the Employment Agreement or any other agreement you may previously have entered into with the Company relating to any inventions developed during your employment by the Company or the protection of the Company’s confidential information. Any earlier agreements relating to such matters shall remain in full force and effect according to their terms after the Effective Date of this Agreement, except that such agreements will be subject to Sections 13 and 19 of this Agreement. To the extent this Agreement provides greater protection of the Company’s interests with respect to such matters than any such earlier agreements, the more protective provisions of this Agreement shall be controlling.
10.Release of Claims. Except for any claims you may have for workers’ compensation benefits, unemployment compensation benefits, vested retirement benefits, or non-forfeitable health care, disability, or other similar welfare benefits (which are not released by this Agreement) and in further consideration of the benefits we have agreed to provide you in Paragraph 2 above, some of which you are not otherwise entitled to, you do hereby release and forever discharge the Company, related entities, subsidiaries, divisions, predecessors, successors, and assigns, their benefit plans and programs, and all of their present and former officers, directors, agents, shareholders, attorneys, trustees, and employees (hereinafter collectively referred to as the “Releasees”) from any and all claims, liabilities, agreements, damages, losses, or expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever, whether known or unknown, that you have, may have had, or may later claim to have had against any of them for personal injuries, losses or damage to personal property, breach of contract (express or implied), promissory estoppel, fraud, breach of any covenant of good faith (express or implied), or any other losses or expenses of any kind (whether arising in tort or contract or by statute) resulting from anything that has occurred prior to the date you execute this Agreement (hereinafter “Claim” or “Claims”). This release includes, but is not limited to, any Claims for back pay, liquidated damages, compensatory damages, consequential claims, or any other losses or other damages to you or your property resulting from any claimed violation of local, state, or federal law, including, for example (but not limited to), Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (prohibiting discrimination on account of race, color, religion, sex, or national origin); the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (prohibiting discrimination on account of age); 42 U.S.C. § 1981; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (prohibiting discrimination on account of disabilities); Title II of the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq. (prohibiting discrimination based on genetic information); the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. § 4301 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; and any other Claims including contract claims, tort claims, fraudulent inducement claims, and/or any other Claims under federal, state, or local statutory or common law including, but not limited to, claims under the Florida Civil Rights Act, Fla. Stat. § 760.01 et seq.; the Florida Equal Pay Laws, Fla. Stat. §§ 448.07 & 725.07 et seq.; and the Florida Whistleblower Protection Laws, Fla. Stat. §§ 760.02, 760.110 & 448.101 et seq. The foregoing release of Claims expressly includes a waiver of any right to recovery for the Claims released herein in any and all private causes of action and/or charges and in any and all complaints filed with, or by, any governmental agency and/or other person or tribunal. This Agreement does not, however, waive rights or claims that may arise after the date you sign it below.
For the purpose of implementing a full and complete release and discharge of the Releasees, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims that you do not know or suspect to exist in your favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims. You expressly waive and relinquish all rights and benefits that you may have under any state or federal statute or common-law principle that would otherwise limit the effect of this Agreement to Claims known or suspected prior to the date you execute this Agreement and do so understanding and acknowledging the significance and consequences of such specific waiver.
You understand that by executing this Agreement, you are giving up any claims you may have against the Releasees for such things as employment discrimination and wrongful discharge, among others, regardless of whether you had ever asserted such claims before your execution of this Agreement and regardless of whether you knew you had such claims before your execution of this Agreement. You are not, however, giving up any claims against the Releasees that are expressly excluded from the scope of this “Release of Claims” provision, you are not giving up (1) any rights or claims based on events (such as actions by the Releasees) that occur after you execute this Agreement or (2) any claims or rights arising under this Agreement.
With the exception of rights arising under this Agreement and claims based on criminal misconduct, fraudulent misconduct, or other actions by you that exceeded your authority under Company policy, none of which are currently known to or suspected by the Company, the Company, including its related entities, subsidiaries, divisions, predecessors, successors, and assigns, hereby releases and forever discharges you from any and all claims, liabilities, agreements, damages, losses, or expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever, whether known or unknown, that it has, may have had, or may later claim to have had against you, including without limitation for losses or damage to personal property, breach of contract (express or implied), breach of any covenant of good faith (express or implied), or any other losses or expenses of any kind (whether arising in tort or contract or by statute) resulting from anything that has occurred prior to the date it executes this Agreement. This release includes, but is not limited to, any Claims for liquidated damages, compensatory damages, or any other losses or other damages to the Company or its property resulting from any claimed violation of local, state, or federal law. The foregoing release expressly includes a waiver of any right to recovery for the Claims released herein in any and all private causes of action and/or charges and in any and all complaints filed with, or by, any governmental agency and/or other person or tribunal. This Agreement does not, however, waive rights or claims that may arise after the date the Company signs it below.
11.Covenant Not to Sue. Each party agrees that, except to the extent such right may not be waived by law, it will not and have not, prior to executing this Agreement, commence(d) any legal action or lawsuit or otherwise assert(ed) any legal claim seeking relief for any Claim released or waived under the Release of Claims provision above. This “covenant not to sue” does not, however, prevent or prohibit you from seeking a judicial determination of the validity of your release of Claims under the Age Discrimination in Employment Act (“ADEA”). In addition, this “covenant not to sue” does not prevent or prohibit you from filing any administrative complaint or charge against the Releasees (or any of them) with any federal, state, or local agency, including, for instance, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor, but you understand that by signing this Agreement, you will have no right to recover monetary damages or obtain individual relief of any kind in such proceeding with respect to Claims released or waived by this Agreement. You understand and acknowledge that notwithstanding any other provision of this Agreement, you are not prohibited or in any way restricted from reporting possible violations of law to a governmental agency or entity, and you are not required to inform the Company if you make such reports.
12.Supplemental Release. In consideration of the payments described in Sections 2(a) through 2(e), you agree to sign and return to the Company a Supplemental Release Agreement in a form substantially similar to Exhibit A attached hereto by no later than the Separation Date. You agree that the Company will have no obligation to make any payments to you under this Agreement after your Separation Date until after the Supplemental Release Agreement is effective.
13.Dispute Resolution. Any dispute, controversy, or claim between the parties hereto arising directly or indirectly out of or connected with this Agreement and/or the parties’ employment relationship, shall be resolved by binding confidential arbitration conducted pursuant to the Federal Arbitration Act and in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”). Any arbitration shall be conducted by an arbitrator mutually selected by the parties. If the parties are unable to mutually select an arbitrator, the parties shall jointly request that the AAA appoint an arbitrator. All such disputes, controversies or claims shall be conducted by a single arbitrator, unless the parties mutually agree that the arbitration shall be conducted by a panel of three arbitrators. The resolution of the dispute by the arbitrator(s) shall be final, binding, non-appealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) may award damages to the prevailing party and shall have authority to award all relief that would have been available had the matter been filed in a court located in the United States that would have had jurisdiction over the matter absent this arbitration agreement. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in the Jacksonville, Florida metropolitan area. The Company shall initially pay all AAA, mediation, and arbitrator’s fees and costs. The arbitrator(s) may award reasonable attorneys’ fees and/or costs to the prevailing party.

14.Consequences of Breach. With the exception of violations of those Sections of this Agreement for which injunctive relief may be sought immediately, either party must provide the other with written notice of an alleged breach of this Agreement within 30 days after learning of the breach. If the Company provides notice of breach to you, the Company may offset any damages it is legally entitled to pursuant to a final and binding court ruling or arbitration award against any payment obligations it would otherwise have to you. The party claiming breach must institute either a court or arbitration proceeding within 60 days of providing written notice of breach to the other party. The parties expressly agree that such arbitrator or court shall have the authority to order you to return some or all of the consideration described in Section 2 of the Confidential Separation Agreement and General Release that has already been paid or provided to you, to otherwise award to any party prevailing in any arbitration the relief that would have been available to such party had the action been filed in a court located in the United States that would have had jurisdiction absent this Agreement’s arbitration provision. For the purposes of this paragraph, a subsequent legal challenge to the validity of your release of Claims under the ADEA in this Agreement will not be considered a breach of this Agreement; provided, however, that the pay and benefits paid to you under this Agreement may serve as restitution, recoupment, and/or setoff in the event you prevail on the merits of such claim.
15.Section 409A. Payments under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and any related regulations or other guidance promulgated with respect thereto (“Section 409A”) as payments that qualify as a short-term deferral or payments that qualify under the exception for separation pay upon an involuntary separation from service to the maximum extent permitted under Section 409A. This Agreement shall be interpreted and administered in accordance with such intent. To the extent any amount payable under this Agreement is not so exempt from Section 409A but is nonqualified deferred compensation subject to Section 409A, it is intended, and this Agreement will be so construed, that any such amount payable under this Agreement and the Company’s and your exercise of authority or discretion hereunder shall comply with the provisions of Section 409A including the requirement to delay payments of nonqualified deferred compensation payable on account of a separation from service for six months following such separation from service if you are a “specified employee” as determined under Section 409A. You hereby agree that the Company has made no representation as to the tax treatment of the compensation provided pursuant to this Agreement and that you are solely responsible for all taxes due with respect to such compensation.
To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you; (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

For purposes of Section 409A, your right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
16.Non-Admission. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against the Company.
17.Entire Agreement, Severability, and Modification. This Agreement contains the entire agreement between you and the Company and supersedes any and all prior agreements or understandings between the Parties arising out of or relating to the employment or contractual relationship with you with the exception of any Agreements or provisions of Agreements referenced in the “Effect of This Agreement on Certain Other Agreements” and the “Confidential Information” paragraphs above which will remain in full force and effect. The provisions of this Agreement, and all portions thereof, are severable, and if any provision, or any portion of any provision, of this Agreement is held to be illegal, invalid, or unenforceable by a court or agency of competent jurisdiction, the remaining terms shall remain in full force and effect. You and the Company agree that any modification to this Agreement must be in writing and signed by both you and the Company.
18.Indemnification. The Company will indemnify, defend and hold you harmless from and against any and all claims, demands, actions, judgment, liabilities, fees and expenses arising out of your status or performance as the Chief Financial Officer of The Fortegra Group, Inc. and Fortegra Financial Corporation, including without limitation your status or performance as an officer, director and/or representative of any Company entity, except to the extent such claim, demand, action, judgment, liability, fee or expense is based on your proven willful misconduct, gross negligence, or conduct outside the scope of your authority. With respect to your services on any boards or committees of the Company or affiliated entities, you agree to provide the Company with appropriate letters of resignation and any other required notices upon request at a time determined by the Company in its discretion during the Transition Period, and the Company will ensure that you are fully and effectively removed as an officer, director and/or legal representative of any and all Company entities on or before the Separation Date.
19.Consideration Period. You have twenty-one (21) days to consider this Agreement, and you may take as much or as little of that period as you desire. Because the arrangements discussed in this Agreement affect important rights and obligations, the Company advises you to consult with an attorney before you agree to the terms set forth herein. If you decide to accept the benefits offered in this Agreement, you must sign this Agreement and return it to John Short at the Company by email at JShort@Fortegra.com at or before the expiration of the 21-day period. If you do not wish to accept the terms of this Agreement, you do not have to do anything. You agree that any changes or revisions to this Agreement, material or non-material, do not restart the running of the 21-day consideration period.
20.Revocation Rights. For a period of up to and including seven (7) days after the date you sign this Agreement, you can revoke it entirely. No rights or obligations contained in this Agreement shall become enforceable until the end of the seven-day revocation period. If you decide to revoke the Agreement, you must deliver to the Company by email to John Short at JShort@Fortegra.com a signed notice of revocation on or before midnight of the last day of this seven-day period. Upon exercise of your right of revocation, this Agreement shall be cancelled and void, and neither you nor the Company shall have any rights or obligations arising under it.
21.Successors, Assigns, and Choice of Law. You and the Company agree that this Agreement shall be binding upon and inure to the benefit of all parties and their respective representatives, predecessors, heirs, successors, and assigns. You and the Company agree that the laws of the state of Florida shall govern this Agreement. This Agreement, the Employment Agreement, and any other agreement you may have previously entered into with the Company relating to any inventions developed during your employment by the Company shall be governed by and construed in accordance with the internal laws of Florida, without reference to the choice of law principles.
22.Voluntary and Informed Decision. You agree that you are entering into this Agreement knowingly and voluntarily and that no promises, representations, or inducements not expressly stated in this Agreement were made to you which caused you to sign this Agreement. You further acknowledge that you have read and fully understand the meaning and intent of all the provisions and terms of this Agreement, including the final binding effect of the waiver of rights under this Agreement, and that you have consulted with counsel in the negotiation of this Agreement.
23.Confidentiality. Each party will keep the existence of this Agreement, its terms, and any amount paid hereunder completely confidential and will not disclose the existence, terms, or any amount paid under this Agreement to anyone other than its or your attorney, your immediate family members, or its or your financial advisors, all of whom each party, as the case may be, agrees will be bound to keep its terms confidential, or will make disclosures only as required by law. You further agree that you have not disclosed the existence, terms, or any amounts paid under this Agreement to anyone other than the groups referenced above from the time of your receipt of the Agreement up through the date of execution. You acknowledge that this Agreement is not intended to and does not prohibit you from making disclosures regarding its existence, terms, or any amount paid as may be required by law, and that it will not be a breach of this provision for you or the Company to submit or reveal the terms of this Agreement when required by order of any court or administrative agency having competent jurisdiction over you and/or the Company.
24.Effective Date. This Agreement shall become effective (the “Effective Date”) on the eighth day after the date when you execute it below unless it has been timely revoked.

25.Acknowledgments. If the terms of this Confidential Separation Agreement and General Release correctly set forth our agreement, please so indicate by signing in the appropriate space below. Your signature will be an acknowledgment that no other promise or agreement of any kind has been made to you by the Company to cause you to execute this Agreement, that you were advised to consult with an attorney or other person of your choosing about its terms before signing it, that the only consideration for your signature is as indicated in this Agreement, that you fully understand and accept this Agreement, that you were not coerced into signing it, and that you signed it knowingly and voluntarily because it is satisfactory to you. The Company represents and warrants that the person executing this Agreement on its behalf has actual authority to do so and to bind the Company to the obligations set forth herein.
26.Counterparts and Facsimiles. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or scanned documents in PDF format, which shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

The Fortegra Group, Inc.

By:	/s/John Short
Name:	John Short, Secretary
I have carefully read the above Confidential Separation Agreement and General Release, understand the meaning and intent thereof, and voluntarily agree to its terms effective on this 31st day of August, 2023.

/s/Michael Grasher
Michael Grasher